Filed pursuant to Rule 424B3
Registration No. 333-275148

PROSPECTUS

CONTRAFECT CORPORATION

7,034,883 Shares

Common Stock

Offered by the Selling Securityholder

The selling securityholder or any of its pledgees, donees, transferees, assignees or other successors-in- interest may offer and sell up to 7,034,883 shares in the aggregate of common stock identified above, which shares are issuable upon exercise of presently issued and outstanding warrants to purchase common stock, from time to time in one or more offerings. This prospectus provides you with a general description of the securities. See the section of this prospectus entitled “Description of Securities” for more information. The outstanding warrants to purchase common stock will not be exercisable until we obtain Shareholder Approval, as described in this prospectus. If the warrants become exercisable and are exercised for cash, we will receive the proceeds from such exercise, if any. We will not receive any proceeds from the sale of our common stock by the selling securityholder.

We may amend or supplement this prospectus by filing amendments or supplements to this prospectus as required that contains specific information about the offering and the amounts, prices and terms of the securities. The amendment or supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable amendments or supplements before you invest in any of our securities.

The selling securityholder may offer and sell the securities described in this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. The selling securityholder may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CFRX.” On November 1, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.2632 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholder may, from time to time, sell up to 7,034,883 shares of common stock in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the selling securityholder, we may amend or supplement this prospectus by filing amendments or supplements to this prospectus that contain specific information about the securities being offered and sold and the specific terms of that offering. Any such amendment or supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the amendment or supplement, you should rely on the amendment or supplement, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable amendment or supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable amendment or supplement prepared by or on behalf of us or to which we have referred you. We and the selling securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable amendment or supplement is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any amendment or supplement may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any applicable amendment or supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable amendment or supplement, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “ContraFect,” “we,” “our,” “us” and the “Company” in this prospectus, we mean ContraFect Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

We use our trademarks and our logo in this prospectus and the documents incorporated by reference. This prospectus and the documents incorporated by reference also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our common stock. Unless the context otherwise requires, we use the terms “ContraFect,” “we,” “our,” “us” and “the Company” in this prospectus to refer to ContraFect Corporation. and its consolidated subsidiaries, unless otherwise specified.

Overview

We are a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents, or DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. We believe DLAs are fundamentally different than antibiotics and offer a potential paradigm shift in the treatment of antibiotic-resistant infections. According to one of the most recent and comprehensive reports on the global burden of bacterial antimicrobial resistance, or AMR, there were an estimated 4.95 million deaths associated with bacterial AMR in 2019, including 1.27 million deaths directly attributable to bacterial AMR. The six leading pathogens for deaths associated with resistance (Escherichia coli (“E. coli”), Staphylococcus aureus (“S. aureus”), Klebsiella pneumoniae (“K. pneumoniae”), Streptococcus pneumoniae, Acinetobacter baumannii (“A. baumannii”), and Pseudomonas aeruginosa (“P. aeruginosa”)) were responsible for 929,000 deaths. Only one pathogen–drug combination, methicillin-resistant S. aureus, or MRSA, caused more than 100,000 deaths in 2019.

Lysins are recombinantly-produced enzymes; when applied to bacteria, they cleave a key component of the target bacteria’s peptidoglycan cell wall, resulting in rapid bacterial cell death. In addition to the speed of action and potent cidality, we believe lysins are differentiated by their other hallmark features, which include the demonstrated ability to eradicate biofilms and synergistically boost the efficacy of conventional antibiotics in animal models. Amurin peptides are a new class of DLAs, discovered in our laboratories, which disrupt the outer membrane of gram-negative bacteria, resulting in rapid bacterial cell death, offering a distinct mechanism of action from lysins. Our DLAs have a shown potent, broad spectrum of in vitro activity against a wide range of gram-negative pathogens, including deadly, drug-resistant P. aeruginosa, K. pneumoniae, E. coli, A. baumannii and Enterobacter cloacae bacteria species as well as difficult to treat pathogens such as Stenotrophomonas, Achromobacter and some Burkholderia species. The highly differentiated properties of DLAs underscore their potential use in addition to antibiotics with the goal of improving clinical outcomes compared to antibiotics alone. The development of DLAs involves a novel clinical and regulatory strategy, using superiority design clinical trials with the goal of delivering significantly improved clinical outcomes for patients with serious and/or antibiotic-resistant bacterial infections, including biofilm-associated infections. We believe this approach affords potential clinical benefits to patients as well as the potential ability to mitigate against further development of antibiotic resistance.

Inducement Agreement

On June 26, 2023, we entered into an inducement offer agreement, or the Inducement Agreement, with the selling securityholder with respect to the exercise of common stock purchase warrants previously issued by us to the selling securityholder and the issuance of certain additional common stock purchase warrants by us to the selling securityholder.

Pursuant to the Inducement Agreement (A) the selling securityholder agreed to exercise all of (i) the Class A warrant issued to the selling securityholder on December 14, 2022, (ii) the Class B warrant issued to the selling securityholder on December 14, 2022 and (iii) the common stock purchase warrant issued to selling securityholder on March 2, 2023, in each case, at an exercise price that was from $4.00 to $1.36 per underlying share, and (B) we agreed to sell and issue to the selling securityholder (i) a Class C Warrant to purchase up to 1,406,977 shares of common stock, referred to herein as the Class C warrant, and (ii) a Class D warrant to purchase up to 5,627,906 shares of common stock, referred to herein as the Class D Warrant, each at an exercise price equal to $1.36 per underlying share.

Pursuant to the Inducement Agreement, we further agreed to file, as soon as practicable (and in any event by October 24, 2023), a registration statement providing for the resale of the shares of common stock issuable upon exercise of the Class C Warrant and Class D Warrant. We are filing the registration statement on Form S-1 of which this prospectus forms a part to fulfill this obligation.

For a detailed description of the transactions contemplated by the Inducement Agreement, see the section captioned “Selling Securityholder” in this prospectus.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in March 2008. Our principal executive offices are located at 28 Wells Avenue, 3rd Floor, Yonkers, NY 10701, and our telephone number is (914) 207-2300. Our website address is www.contrafect.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities. Our common stock is listed on the Nasdaq Capital Market under the symbol “CFRX”.

THE OFFERING

Common stock offered by selling securityholder	7,034,883 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk factors	You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	“CFRX”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risks and uncertainties discussed below, the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable amendment and supplement before making a decision about investing in our securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

We currently do not meet certain of the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules. If we are unable to regain compliance, we are likely to be delisted. Delisting could negatively affect the price of our common stock, which could make it more difficult for us to sell securities in a future financing or for you to sell our common stock.

We are required to meet the continued listing requirements of the Nasdaq Capital Market, and other rules of the Nasdaq Capital Market, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price and certain other corporate governance requirements. For example, we are required to maintain a minimum bid price for our listed common stock of $1.00 per share and maintain stockholders’ equity of at least $2.5 million. If we do not meet these continued listing requirements, our common stock could be delisted.

On July 21, 2023, we were notified by The Nasdaq Stock Market, or Nasdaq, that we had regained compliance with the $1.00 bid price requirement under Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Requirement, and the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1), or the Minimum Stockholders’ Equity Requirement, for continued listing on The Nasdaq Capital Market. Nasdaq also notified us that we would be subject to a one-year Mandatory Panel Monitor consistent with Nasdaq Listing Rule 5815(d)(4)(B).

However, on August 15, 2023, the Nasdaq staff, or Staff, informed us that, based on our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, we did not meet the Minimum Stockholders’ Equity Requirement or any other alternatives available for continued listing on the Nasdaq Capital Market and therefore the Staff had determined to delist our common stock from the Nasdaq Capital Market, or the Staff Determination. As a result of the Mandatory Panel Monitor described in the July 21, 2023 notice from Nasdaq, we are not eligible for a compliance period to regain compliance with the Minimum Stockholders’ Equity Requirement, which led to the Staff Determination. The Staff also informed us that, unless we request an appeal of the Staff Determination, trading of our common stock would be suspended at the opening of business on August 24, 2023 and a Form 25-NSE will be filed with the SEC, which would remove our securities from listing and registration on the Nasdaq Capital Market.

On August 21, 2023, we requested a hearing before a Nasdaq Hearings Panel to appeal the Staff Determination. Our hearing request resulted in a stay of the suspension of trading and delisting of our common stock pending the conclusion of the hearing process. Consequently, our common stock is expected to remain listed on the Nasdaq Capital Market at least until the Nasdaq Hearings Panel renders a decision following the hearing. The hearing before a Nasdaq Hearings Panel was held on October 19, 2023. However, as of October 23, 2023, the Nasdaq Hearings Panel has not rendered a decision regarding whether to grant our request. There can be no assurance that the Nasdaq Hearings Panel will grant our request for continued listing on The Nasdaq Capital Market.

In addition, on September 21, 2023, we were separately notified by the Staff in a Staff deficiency letter that, for the last thirty consecutive business days prior to the letter, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under

Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until March 19, 2024, to regain compliance. The letter states that the Staff will provide written notification that we have achieved compliance with Rule 5550(a)(2) if at any time before March 19, 2024, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days. The letter has no immediate effect on the listing or trading of our common stock.

If we do not regain compliance with the Minimum Bid Price Requirement by March 19, 2024, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, for example, by effecting a reverse stock split, if necessary. However, if it appears to the Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq would notify us that our securities would be subject to delisting. In the event of such a notification, we may appeal the Staff’s determination to delist our securities. There can be no assurance that we will be eligible for the additional 180 calendar day compliance period, if applicable, or that the Staff would grant our request for continued listing subsequent to any additional delisting notification.

We continue to evaluate various alternative courses of action to regain compliance with the Minimum Stockholders’ Equity Requirement and the Minimum Bid Price Requirement. However, there can be no assurance that we will be able to maintain compliance with the Nasdaq Capital Market’s continued listing requirements or regain compliance with the Minimum Stockholders’ Equity Requirement or the Minimum Bid Price Requirement.

Delisting from the Nasdaq Capital Market would cause us to pursue eligibility for trading of these securities on other markets or exchanges, or on the “pink sheets.” In such case, our stockholders’ ability to trade, or obtain quotations of the market value of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices of these securities. There can be no assurance that our securities, if delisted from the Nasdaq Capital Market in the future, would be listed on a national securities exchange, a national quotation service, the over-the-counter markets or the pink sheets. Delisting from the Nasdaq Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our securities, decrease securities analysts’ coverage of us or diminish investor, supplier and employee confidence.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, clinical development plans and expectations, patient enrollment expectations, prospective products, product approvals, research and development costs, timing and likelihood of success, and plans and objectives of management for future operations and results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the sections in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•	the success, cost, timing and potential indications of our product development activities and clinical trials;

•	our ability to advance into and through clinical development and ultimately obtain U.S. Food and Drug Administration approval for our product candidates;

•	our research and development plans and ability to bring forward additional product candidates into preclinical and clinical development;

•	our grant award from the Military Infectious Diseases Research Program, United States Army Medical Research and Development Command;

•	the rate and degree of market acceptance of our product candidates and our expectations regarding the size of the commercial markets for our product candidates;

•	our future marketing and sales programs;

•	the effect of competition and proprietary rights of third parties;

•	our recurring losses from operations raise substantial doubt regarding our ability to continue as a going concern;

•	anticipated reductions in operating expenses;

•	the availability of and our ability to obtain additional financing;

•	the effects of existing and future federal, state and foreign regulations;

•	the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with third parties; and

•	the period of time for which our existing cash and cash equivalents will enable us to fund our operations.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We are registering shares of our common stock that may be issued upon exercise of warrants. We will receive the proceeds from any exercise of warrants for cash. We intend to use the proceeds from the exercise of warrants for cash for general corporate and working capital purposes.

We will not receive any of the proceeds from the sale of common stock being offered by the selling securityholder.

DESCRIPTION OF SECURITIES

We have one class of securities registered under Section 12 of the Exchange Act.

The following description of our securities and certain provisions of our amended and restated certificate of incorporation, as amended, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws, are summaries and are qualified in their entirety by reference to the full text of our certificate of incorporation, our bylaws and the applicable securities, each of which has been publicly filed with the SEC, and the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL. See “Where You Can Find More Information; Incorporation by Reference.” Our authorized capital stock consists of:

•	125,000,000 shares of common stock, par value $0.0001 per share; and

•	25,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “CFRX.”

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of our common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the exceptions provided below, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our certificate of incorporation and amended and restated bylaws also provide that our directors may be removed, with or without cause, by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of capital stock entitled to vote thereon. Subject to the rights of holder of any series of preferred stock, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. In addition, the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of capital stock entitled to vote in any annual election of directors is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation or our bylaws. See below under “—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Amendment of Certificate of Incorporation and Bylaws.”

Rights Upon Liquidation. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Dividend

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. We have never declared or paid any cash dividends on our common stock. We do not intend to pay cash dividends for the foreseeable future. We currently expect to retain all future earnings, if any, for use in the development, operation and expansion of our business. Any determination to pay cash dividends in the future will depend upon, among other things, our results of operations, plans for expansion, tax considerations, available net profits and reserves, limitations under law, financial condition, capital requirements and other factors that our board of directors considers to be relevant.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Warrants

On June 26, 2023, pursuant to the Inducement Agreement, we issued to the selling securityholder a Class C Warrant to purchase up to an aggregate of 1,406,977 shares of common stock and a Class D Warrant to purchase up to an aggregate of 5,627,906 shares of common stock, in each case, at an exercise price equal to $1.36 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions and, solely with respect to the Class D Warrant, certain anti-dilution adjustment rights). The Class C Warrant and Class D Warrant are referred to herein, collectively, as the “Inducement Private Warrants”.

The Inducement Private Warrants and the common stock issuable upon the exercise of such Inducement Private Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. Accordingly, the purchaser may only sell common stock issued upon exercise of the Inducement Private Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

The summary below is not complete and is subject to, and qualified in its entirety by, the provisions of the Inducement Private Warrants, which are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of Inducement Private Warrants for a complete description of the terms and conditions of the Inducement Private Warrants.

Duration, Exercise Price and Anti-Dilutive Rights

Each Inducement Private Warrant has an exercise price of $1.36 per share and will be immediately exercisable following Shareholder Approval (as described below). Each of the Inducement Private Warrants will expire on the fifth anniversary of the date on which it becomes exercisable. Each of the Inducement Private Warrants contains standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions and, solely with respect to the Class D Warrant, until the date that is 18 months after the date upon which the Class D Warrant first becomes exercisable, certain anti-dilutive adjustment rights in the event we issue shares of common stock or common stock equivalents in the future with a value less than the then effective exercise price of the Class D Warrant, subject to certain customary exceptions, and further subject to a minimum exercise price of $0.34 per share.

Exercisability

Neither of the Inducement Private Warrants may be exercised by the holder thereof until or unless we obtain such approval from our stockholders as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) with respect to the transactions contemplated by the Inducement Agreement (referred to as the “Shareholder Approval”). The date upon which the Private Warrants first become exercisable is referred to herein as the “Initial Exercise Date”.

The Private Warrants will be exercisable, at the option of each holder, following the Initial Exercise Date and until the applicable expiration date, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Pursuant to the Inducement Agreement, we are required to hold a special meeting of shareholders, at the earliest practical date after the date of the Inducement Agreement, but by no later than October 24, 2023, for the purpose of obtaining Shareholder Approval, with the recommendation of our board of directors that such proposal be approved, and we are also required to solicit proxies from our shareholders in connection therewith in the same manner as all other management proposals in such proxy statement (to the extent required to obtain Shareholder Approval). In addition, we are further required to use our reasonable best efforts to obtain Shareholder Approval. If we do not obtain Shareholder Approval at the first meeting, we are required to call a meeting every six months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Inducement Private Warrants are no longer outstanding.

In connection with the obligations described above, on October 23, 2023, we convened a special meeting of our stockholders, at which we intended to seek to obtain the Shareholder Approval described above from our stockholders. However, stockholders constituting a quorum under the provisions of our bylaws were not present or represented at such special meeting. Accordingly, in accordance with our bylaws, the chairperson of the special meeting adjourned the special meeting until November 21, 2023, at which adjourned special meeting we intend to again seek to obtain the Shareholder Approval from our stockholders.

The Inducement Private Warrants will not become exercisable until such time as we have obtained the Shareholder Approval from our stockholders.

Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the Inducement Private Warrants to the extent that the holder would beneficially own more than 4.99% of the outstanding common stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 19.99%. No fractional shares of common stock will be issued in connection with the exercise of an Inducement Private Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round such fractional share to a whole share.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in the event the shares underlying the Inducement Private

Warrants, or the Warrant Shares, are not registered under the Securities Act, elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a “cashless exercise” formula set forth in the Inducement Private Warrants. In addition, on or after 180 days of the Initial Exercise Date, solely with respect to the Class C Warrant, any holder may exercise such Class C Warrant and elect to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to an “alternative cashless exercise” formula set forth in the Class C Warrant.

Fundamental Transaction

In the event of a fundamental transaction, as described in each of the Inducement Private Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding voting securities, the holders of the Inducement Private Warrants will be entitled to receive upon exercise of the Inducement Private Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Inducement Private Warrants immediately prior to such fundamental transaction. In addition, the holders of the Inducement Private Warrants have, at the option of the applicable holder, the right to receive from us or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of our common stock in the fundamental transaction in the amount of the Black Scholes value (as described in the Inducement Private Warrants) of the unexercised portion of the Inducement Private Warrants on the date of the consummation of the fundamental transaction.

Transferability

Subject to applicable laws, an Inducement Private Warrant may be transferred at the option of the holder upon surrender of the applicable Inducement Private Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Inducement Private Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Inducement Private Warrants or by virtue of such holder’s ownership of common stock, the holders of the Inducement Private Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Inducement Private Warrants.

Registration Rights

Pursuant to the Inducement Agreement, we agreed that as soon as practicable (and in any event by October 24, 2023), that we would file a registration statement providing for the resale of the shares of common stock issuable upon exercise of the Inducement Private Warrants and to use commercially reasonable efforts to keep such registration statement effective at all times until the investor owns no Inducement Private Warrants or shares of common stock issuable upon exercise thereof. We are filing the registration statement of which this prospectus forms a part to fulfill these obligations.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, the chief executive officer, or by our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Removal of Directors. Our certificate of incorporation and amended and restated bylaws provide that our directors may be removed, with or without cause, by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of capital stock entitled to vote thereon. Subject to the rights of holders of any series of preferred stock, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Stockholders Not Entitled to Cumulative Voting. Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents; (3) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim against us governed by the internal affairs doctrine. Our amended and restated bylaws also provide, to the fullest extent permitted by applicable law, that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated bylaws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Certificate of Incorporation and Bylaws. The amendment of any of the above provisions, among others and except for the above-described provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least 75% in voting power of the outstanding shares of stock entitled to vote in an annual election of directors.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SELLING SECURITYHOLDER

This prospectus relates to the possible resale by the selling securityholder from time to time of up to an aggregate of 7,034,883 shares of our common stock. The term “selling securityholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling securityholder as a gift, pledge, partnership distribution or other transfer.

On June 26, 2023, we entered into an inducement offer agreement, or the Inducement Agreement, with the selling securityholder with respect to the exercise of common stock purchase warrants previously issued by us to the selling securityholder and the issuance of certain additional common stock purchase warrants by us to the selling securityholder. Pursuant to the Inducement Agreement (A) the selling securityholder agreed to exercise all of (i) the Class A warrant issued to the selling securityholder on December 14, 2022, (ii) the Class B warrant issued to the selling securityholder on December 14, 2022 and (iii) the common stock purchase warrant issued to selling securityholder on March 2, 2023, in each case, at an exercise price that was from $4.00 to $1.36 per underlying share, and (B) we agreed to sell and issue to the selling securityholder (i) a Class C warrant to purchase up to 1,406,977 shares of common stock, referred to herein as the Class C Warrant, and (ii) a Class D warrant to purchase up to 5,627,906 shares of common stock, referred to herein as the Class D Warrant, each at an exercise price equal to $1.36 per underlying share.

This prospectus relates to the possible resale by the selling securityholder from time to time of shares of our common stock issuable upon exercise of the Class C Warrant and Class D Warrant, referred to herein, collectively, as the Inducement Private Warrants.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by the selling securityholder. The number of shares beneficially owned by the selling securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling securityholder has sole or shared voting power or investment power. Percentage ownership is based on 10,477,803 shares of common stock outstanding as of September 30, 2023, including 5,119,000 shares of our common stock held in abeyance subject to a beneficial ownership limitation with respect to the selling securityholder. In computing the number of shares beneficially owned by the selling securityholder and its percentage ownership, shares of common stock subject to options, warrants or other rights held by the selling securityholder that are currently exercisable or will become exercisable within 60 days of September 30, 2023 are considered outstanding. For purposes of this table, we have assumed that the selling securityholder will have sold all of the securities covered by this prospectus upon the completion of the offering. The selling securityholder listed has sole voting and investment power with respect to the shares beneficially owned by the selling securityholder unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling securityholder and the selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its securities after the date on which it provided us with information regarding its securities. The selling securityholder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering
Selling Securityholder	Number	Percentage	Number	Number	Percentage
Armistice Capital Master Fund Ltd.(1)	13,288,883	9.99%	7,034,883	6,254,000	9.99%

(1)

Consists of (i) 7,034,883 shares of common stock issuable upon exercise of the Inducement Private Warrants (the exercisability of which are subject to certain limitations described below), (ii) 1,135,000 shares of common stock and (iii) 5,119,000 shares of common stock that are held in abeyance until the selling securityholder notifies us that the issuance of such shares would not result in the selling securityholder beneficially owning in excess of 9.99% of our common stock. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling securityholder from exercising that portion of the warrants that would result in the selling securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Further, under the terms of such warrants, a holder will not be entitled to exercise such warrants at all unless and until we obtain the Shareholder Approval, as described elsewhere in this prospectus. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

The selling securityholder and any of its pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling securityholder may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling securityholder may also sell shares under Rule 144 or Rule 904 under the Securities Act of 1933, as amended, or Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

Upon being notified in writing by the selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by the selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling securityholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholder may also sell shares of common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by the selling securityholder or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling securityholder that it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as it may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling securityholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities.

We have agreed with the selling securityholder to keep the registration statement of which this prospectus constitutes a part effective until such time as the selling securityholder no longer owns any of the shares covered by this prospectus or any of the warrants upon the exercise of which such shares are issuable.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report thereon which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.contrafect.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 14, 2023, respectively.

•

Our annual Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed on April  3, 2023 (with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022).

•

Our Current Reports on Form 8-K filed with the SEC on January 26, 2023, February  2, 2023, February  14, 2023, March  2, 2023, April  18, 2023, June  20, 2023, June  27, 2023, July  25, 2023, August  18, 2023 and September 29, 2023.

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 28, 2014, pursuant to Section  12(b) of the Securities Act, as updated by “Description of Securities” filed as Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2022, and any other amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.